Exhibit 19
Title: GLOBAL INSIDER TRADING POLICY
Effective Date: 21 November 2024
Policy Owner/Contact: Molson Coors’ Chief Legal Officer
Policy Approver: Molson Coors’ Chief Legal Officer
PURPOSE
This Global Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Molson Coors Beverage Company (“Molson Coors”) and the handling of confidential and material non-public information about Molson Coors and the companies with which Molson Coors does business. The objective of this Policy is to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information.
SCOPE
This Policy applies to all members of the Molson Coors’ Board of Directors (“Board Members”) and all officers and other employees of Molson Coors and its subsidiaries. This Policy also applies to immediate family members (defined below), other members of a person’s household and entities controlled by a person covered by this Policy, as well as any person doing business on behalf of Molson Coors or representing Molson Coors, such as agents, contract employees, temporary employees, consultants, and contractors. This Policy does not, however, apply to personal securities transactions of such persons where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or such persons. It is also the policy of Molson Coors that Molson Coors will not engage in transactions in Molson Coors securities while aware of material non-public information relating to Molson Coors or Molson Coors securities.
POLICY
What types of transactions are covered by this Policy?
This Policy applies to all transactions in Molson Coors’ securities, including, but not limited to, Class A Common Stock, Class B Common Stock, Class A exchangeable shares, Class B exchangeable shares, restricted share units, and stock options. It also applies to any other equity or debt securities Molson Coors may issue, including preferred stock, warrants, convertible notes, notes and derivative securities that are not issued by Molson Coors, such as exchange-traded options.
This Policy also applies to transactions in the securities of other companies about whom you may receive material non-public information in the course of your employment or service with Molson Coors, including a customer or supplier of Molson Coors or a company that is involved in a potential transaction or business relationship with Molson Coors. Trading in such companies may only be possible after the material non-public information becomes public or is no longer material.
No circumvention of this Policy is permitted. Do not try to accomplish indirectly what is prohibited by this Policy. By way of example, you may not have a friend set up a brokerage account under your friend’s name, but funded by your funds, in order to trade on your behalf.
Can I trade if I possess material non-public information?
No, except for the limited exceptions set forth in this Policy, such as trades pursuant to pre-existing Rule 10b5-1 trading (“10b5-1 Plan”). Generally, however, there are no exceptions to this provision – not even for transactions that are very small, seemingly insignificant, or due to the existence of a personal financial emergency.
You may not trade in Molson Coors’ securities at any time if you are aware of any material non-public information relating to Molson Coors (definitions of “material” and “non-public” are included below). This prohibition also applies to any material non-public information you become aware of in the course of your employment or service with Molson Coors relating to any other company, including Molson Coors’ suppliers, customers and joint venture partners (e.g., contract negotiations, transaction discussions, sales figures).
You may not disclose material non-public information to persons within Molson Coors whose jobs do not require them to have that information, or to persons outside of Molson Coors, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with Molson Coors’ policies regarding the protection or authorized external disclosure of information pertaining to Molson Coors. This disclosure may be viewed as “tipping,” which could result in liability under the federal securities laws for both the person who provides the information, and the person who receives the information. Simply suggesting or recommending to a friend or relative that he or she trade securities while you hold the material non-public information is illegal, even when you do not tell them why you are making the suggestion or recommendation.

Exhibit 19
What is material information?
Information is “material” if a reasonable investor would consider it important in a decision to buy, sell or hold securities. Any information, positive or negative, that could reasonably be expected to affect the price of securities is likely to be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. It is not possible to define all categories of material information, and you should be aware that enforcement authorities, courts, the public and the media almost always use hindsight when assessing what is considered material.
Examples of information that may be considered material include, but are not limited to:
•Financial results or projections, including, but not limited to, future earnings, earnings guidance or anticipated cost savings.
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance.
•A pending or proposed significant merger, acquisition, tender offer or joint venture.
•A significant pending or proposed sale, disposition, exchange or acquisition of significant assets.
•Major product announcements.
•A stock split or reverse stock split.
•A dividend declaration or change in dividend policy.
•An offering of additional securities, or the creation of a significant debt obligation out of the ordinary course.
•The establishment of a repurchase program for Molson Coors’ securities.
•A significant restructuring.
•Changes in senior management.
•A change in auditors or notification that the auditor’s reports may no longer be relied upon.
•Changes in Molson Coors’ credit ratings, whether positive or negative.
•Gain or loss of a significant customer, supplier, or strategic partner.
•Impending bankruptcy or the existence of severe liquidity concerns.
•An extraordinary item for accounting purposes.
•Significant changes in sales, orders or expenses.
•A significant interruption of production.
•A significant expansion or contraction of production facilities.
•A significant product recall.
•A significant related party transaction.
•Threat of litigation or regulatory action that may result in significant costs.
•Developments in significant litigation or regulatory actions.
•A significant cybersecurity breach or incident, such as a data breach or any other significant disruption in Molson Coors’ operations.
•A significant impairment of, or write-down in, assets.
•The imposition of an event-specific restriction on trading in Molson Coors’ securities or the securities of another company or the extension or termination of such restriction.
What is non-public information?

Exhibit 19
“Non-public” information is generally not known or available to the public. To be “public”, information must have been widely disseminated in a manner designed to reach investors generally, and the investors must be given sufficient time to absorb the information. Molson Coors generally considers information to be public after one full trading day has elapsed following Molson Coors’ release of such information to the general public.
What is the definition of trading?
Trading includes the purchase and sale of securities, the exercise of stock options, and the sale of stock acquired upon the exercise of options, as well as all derivative transactions, such as put options, call options and short or forward sales. Please note that if a Molson Coors Retirement Plan or similar plan (“Plan”) contains Molson Coors’ securities, rebalancing your Plan or other trades in Molson Coors’ securities within the Plan constitutes “trading” for the purposes of this Policy.
Are there any types of transactions that are exempt from the restrictions?
Molson Coors considers the following types of transactions to be exempt from the restrictions in this Policy:
•Acceptance of stock options, restricted stock units or similar awards issued under a Molson Coors incentive compensation plan, or the cancellation or forfeiture of such awards pursuant to the plan;
•Vesting of stock options, restricted stock or restricted stock units pursuant to a plan and any related stock withholding, but not any subsequent sale of such stock; and
•Exercise of stock options for cash or through the delivery of already owned shares, but not any broker-assisted cashless exercise or any sale of stock acquired in the option exercise.
Note: 10b5-1 plans are explained later in this Policy.
What is “short selling” and “hedging”? Are either of these permitted?
No, short selling and hedging (including put and call option transactions) are not permitted. Generally, short sales are transactions where a person benefits from an anticipated decline in the price of the securities. This is typically done by borrowing securities from a broker (i.e., securities you do not own), immediately selling at market value and then repurchasing at a lower price. In addition, Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prohibits (i) Board Members and (ii) officers who are subject to Section 16 (“Section 16 Officers”) from engaging in short sales.
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an individual to continue to own Molson Coors’ securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership.
A put is an option or right to sell a specific stock at a specific price before a set date, and a call is an option or right to buy a specific stock at a specific price before a set date. Generally, call options are purchased when an individual believes that the price of a stock will rise, whereas put options are purchased when a person believes that the price of a stock will fall. Transactions in put options, call options or other Molson Coors’ derivative securities, on an exchange or in any other organized market, are violations of this Policy.
What is “pledging”? Is it permitted?
Pledged securities are securities held in a margin account or otherwise pledged as collateral for a loan. You may not purchase Molson Coors’ securities on margin, borrow against any account in which Molson Coors’ securities are held, or pledge Molson Coors’ securities as collateral for a loan, except as provided below. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in a foreclosure if you default on a loan. The margin or foreclosure sale may occur when you are aware of material non-public information or otherwise are not permitted to trade in Molson Coors’ securities.
You may only pledge Molson Coors’ securities as collateral for a loan (not including margin debt) if you have received the approval of: (1) the Molson Coors’ Chief Financial Officer; and (2) the Molson Coors’ Chief Legal and Government Affairs Officer (“CLO”) or any members of the CLO’s staff designated by CLO (“Legal Designee”); provided further that proposed pledges by insiders (defined as (i) a Board Member, (ii) a Section 16 Officer, or (iii) any executive that is a direct report to the Molson Coors’ Chief Executive Officer (“CEO”)) must also be disclosed to the Molson Coors’ Audit Committee for approval as part of its risk oversight function prior to any such pledging. Approval of such pledges may be granted only after considering the appropriate facts and circumstances, including the following factors:

Exhibit 19
•The number of the pledged shares (including shares previously pledged) in relation to total number of shares outstanding and in relation to average daily trading volumes;
•The total loan value versus the value of the pledged securities;
•Loan amount in relation to the average trading volume;
•Loan amount versus market capitalization;
•Percentage (%) of pledged shares versus public float;
•Triggering events for any margin call;
•Whether pledged shares are collateral for other loans;
•Whether other collateral can be used to satisfy events of default;
•Potential impacts to Molson Coors or its stock price in the event of a forced sale;
•Factors that mitigate the likelihood of a forced sale, such as the availability and commitment of alternative collateral, or other considerations unique to the pledging party;
•Circumstances giving rise to the proposed pledge, including historical nature of prior pledges;
•Potential conflicts of interest;
•Whether the pledge undermines equity incentive compensation by potentially shielding the proposed pledgor from the effects of poor Molson Coors’ performance;
•Timing and insider trading considerations;
•Ability of the covered party to make the pledging decision and/or whether the covered party has disclaimed beneficial ownership of the underlying pledged shares;
•Other protections or commitments made by the pledgor to Molson Coors;
•The aggregate amount of pledged shares outstanding at any given time by the pledgor and any other insiders and employees; and
•Any other factors deemed relevant by the approving body.
In reviewing and granting any approval, the approving body may seek advice from Molson Coors’ professional advisors.
Why do we have trading windows?
Molson Coors has established quarterly trading windows to help document our diligent efforts to avoid improper transactions. The purpose of the quarterly trading windows is to help prevent potential insider trading by individuals with access to the information contained in Molson Coors’ quarterly earnings announcements. Please be aware that even during an open window, any person with material non-public information must not engage in any trades. Additionally, as discussed further below, certain individuals must pre-clear all trades, even during an open window. The open window is not a “safe harbor,” and you should always use good judgment.
What are our trading windows?
No-Trade Window
Each of the four quarterly “no-trade windows” begins on or about the 15th day of the last month of the quarter. If the 15th day of the month falls on a weekend, then the quarterly no-trade window begins upon the close of the New York Stock Exchange (“NYSE”) on the prior business day. For example, if the 15th of the month falls on a Sunday, then the quarterly no-trade window commences upon close of the NYSE on Friday the 13th.
Each of the four quarterly no-trade windows terminates one full trading day after the public release of earnings for that quarter. For example, if Molson Coors issues its quarterly earnings press release at 6:30 a.m. eastern on a Tuesday, and the NYSE is open for trading on Tuesday, the no-trade window terminates when the NYSE opens on Wednesday.
During the no-trade windows, the following parties (collectively, “Covered Persons”) may not trade in Molson Coors’ securities:

Exhibit 19
•Board Members;
•Section 16 Officers;
•All direct executive reports to the CEO (“Direct CEO Reports”), and their direct executive reports;
•Vice Presidents in finance, legal, corporate communications, sales, marketing, emerging growth, global strategy and investor relations departments and the Corporate Secretary’s office;
•All employees in corporate accounting and financial planning and analysis or who otherwise participate in monthly financial forecast review meetings;
•Paralegals and Administrative Assistants to
◦Board Members and Section 16 Officers;
◦Direct CEO Reports; and
◦Vice Presidents in finance, legal, corporate communications, sales, marketing, global innovation, global strategy and investor relations departments and the corporate secretary’s office.
•Individual employees designated from time to time by the CLO or Legal Designee;
•Employees who are the beneficial owners, directly or indirectly, of more than ten percent of the outstanding shares of Molson Coors, which may include persons who serve as trustees of family trusts;
•Members of the Coors and Molson families employed by Molson Coors or its affiliates or subsidiaries; and
•Immediate family members and members of households for the above groups.
At any time, the CLO or Legal Designee may implement a “special no-trade window” due to the pendency of certain events or transactions. During a special no-trade window, individuals who may be in possession of or have access to the information giving rise to the special no-trade window being imposed will be prohibited from trading in Molson Coors’ securities.
Open Window
Times outside of the no-trade window are sometimes referred to as the “open window.” On occasion, due to developments, the CLO or Legal Designee may inform certain people that they are prohibited from trading even during an open window. In such an event, the affected persons may not trade in Molson Coors’ securities and may not disclose to others that they are prohibited from trading. Additionally, the CLO or Legal Designee may also close an open window if he or she reasonably determines such action is in the best interests of Molson Coors and its employees.
Pre-clearance Requirements
All Board Members, Section 16 Officers, Direct CEO Reports, immediate family members of such individuals, and entities controlled by such persons also must pre-clear all trades, transfers, pledges or gifts of Molson Coors’ securities with the CLO or Legal Designee. To request pre-clearance/approval, you must email the CLO or Legal Designee details of the proposed transaction at least 48 hours prior to the proposed transaction. This requirement applies even when you otherwise comply with all other provisions of this Policy and are in an open window. The CLO or Legal Designee are under no obligation to approve a transaction submitted for pre-clearance.
Unless revoked, approval to complete a transaction will normally remain valid for 48 hours, unless a shorter time period is granted by the CLO or Legal Designee. If the transaction does not occur during such 48-hour or shorter time period, a new pre-clearance/approval must be requested.
If you are not granted clearance to trade securities, you are not allowed to disclose to others that you were prohibited from trading.
Can I enter into predetermined plans (e.g., 10b5-1 plans) for trading securities?
Molson Coors strongly encourages Board Members, officers and other employees to enter into 10b5-1 Plans to execute trades of Molson Coors’ securities. Rule 10b5-1 promulgated under the Exchange Act provides an affirmative defense from insider trading liability and permits trading by a stockholder during times when trading may otherwise be prohibited (e.g., during a no-trade window). In order to be eligible to rely on this defense, a 10b5-1 Plan must meet the requirements of Rule 10b5-1. If the 10b5-1 Plan meets the requirements, Molson Coors’ securities may be purchased or sold without regard to certain insider

Exhibit 19
trading restrictions. Entry into, modification, and the early termination of any 10b5-1 Plan and/or any of its terms must be pre-approved by the CLO or Legal Designee.
Further, the CLO maintains guidelines that outline the requirements for Molson Coors’ 10b5-1 Plans, including the pre-approval process and timing. Any individual interested in entering into a 10b5-1 Plan should contact the CLO or Legal Designee.
What are the penalties for insider trading?
You may be subject to severe civil and criminal penalties for insider trading. You can be fined millions of dollars and sentenced to significant jail time (e.g., up to 20 years) for insider trading.
You can also be liable for improper transactions by a “tippee.” The Securities and Exchange Commission has imposed large fines even in situations where the person disclosing the information did not trade or did not profit. Regulators have also prosecuted insider trading violations where an employee or insider has traded in the stock of another related company based on material non-public information learned in connection with their employment or role as an insider.
In addition to individual penalties and sanctions, Molson Coors may be required to pay civil or criminal penalties.
You are responsible for understanding and following this Policy. Failure to comply with this Policy may result in disciplinary action, up to and including termination of employment.
Am I subject to the Policy after I leave Molson Coors?
You will continue to be subject to this Policy, including pre-clearance requirements and trading windows, until Molson Coors’ first earnings release following the cessation of your employment or service with Molson Coors, irrespective of any severance benefits, or for such other longer period as determined by the CLO or Legal Designee. Any former CEO of Molson Coors will be subject to the Policy until the second earnings release following the cessation of employment with Molson Coors, irrespective of any severance benefits, or for such other longer period as determined by the CLO or Legal Designee. Even after such dates, you may not trade in Molson Coors’ securities if you are in possession of material non-public information.
Who do I ask if I have any questions regarding this Policy?
Any questions regarding any provision of the Insider Trading Policy should be directed to the CLO or Legal Designee.
DEFINITIONS
For purposes of this Policy, the term “immediate family member” includes any family member who resides with you, including a child, a child away at college, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships and any family members who do not live in your household but whose transactions in Molson Coors securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Molson Coors securities.
REFERENCE INFORMATION
Global Disclosure Policy
Code of Business Conduct
AVAILABLE POLICY TRANSLATIONS

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